Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CC HOLDCO I CAPITAL CORP.

                    CC Holdco I Capital Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), desiring to amend its Certificate of Incorporation filed with the Delaware Secretary of State on September 15, 2003, hereby certifies as follows:

          1. Article 1 of the Certificate of Incorporation is amended to read as follows:

               “The name of the corporation is CCO Holdings Capital Corp.”

                    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Incorporator this 25th day of September, 2003.

CC HOLDCO I CAPITAL CORP.

By:	/s/ Janeen Domagalski

Janeen G. Domagalski, Incorporator